Exhibit 10.15

JOB OPPORTUNITY BUILDING ZONE
BUSINESS SUBSIDY AGREEMENT

I.              PARTIES

This agreement is made on January 2, 2007, the Approval Date, by and between the City of Fergus Falls, Minnesota, local unit of government with offices at 112 West Washington (Telephone Number (218) 739-0128; (hereinafter “subzone administrator”) and Otter Tail Ag Enterprises, LLC, a non-retail, non-commercial trade or business organized and operating under the laws of the State of Minnesota (hereinafter “qualified business”), with its principal offices at 1220 North Tower Road, Fergus Falls MN 56537 (Telephone Number (218) 998-4301). This agreement shall become effective upon its Approval Date, the date on which the last person signs the agreement. In order to satisfy the provisions of the Job Opportunity Building Zone statute (M.S. §§ 469.310 - 469.320) and the Business Subsidy Statute (M.S. §§ 116J.993 - 116J.995), the subzone administrator and a representative of the qualified business acknowledge and agree as follows:

II.            RECITALS

A.    Whereas, Otter Tail Ag Enterprises, LLC is the fee owner of the Property located at the Intersection of 170th Avenue and 240th Street, in Fergus Falls Township, Otter Tail County, Minnesota, with property tax identification number 26-000-20-0128-000; and

B.    Whereas, Fergus Falls Township signed a Resolution on June 13, 2006 to approve 32 acres of the above parcel number to be included in the Fergus Falls subzone. By including the 32 acres in the Fergus Falls Subzone it is understood that the City of Fergus Falls will act as the subzone administrator and will be responsible for all reporting requirements.

C.    Whereas, a 32 acre land swap was submitted to and approved by the Department of Employment and Economic Development and is currently comprised of vacant land on which Otter Tail Ag Enterprises, LLC will construct a 57,500,000 gallon ethanol plant, permitted to 65 million gallon per year.

D.    Whereas, Otter Tail Ag Enterprises, LLC has been approved by the subzone administrator to be a non-retail, non-commercial new trade or business, start-up located within a Zone.

E.     Whereas, the qualified business plans to begin business operations in the subzone on March 1, 2008 (Operation Start Date).

F.     Whereas the local unit of government has considered the factors M.S. § 469.310 subd. 11(c).

G.    Whereas the Job Zone Term shall be effective from the approval date until December 31, 2018 per 2006 Legislation that was passed specifically for ethanol plants.

H.    Whereas, the qualified business agrees to satisfy the provisions of the business subsidy reporting requirements under the business subsidy statute at (M.S. §116J.993 -116J.995); and as required by M.S. § 469.320 Subd. 1., identified in Section IV. of this agreement.

III.           DEFINITIONS

A.    “Agreement” means this Job Opportunity Building Zone Business Subsidy Agreement by and between “subzone administrator” and the “qualified business”.

B.    “Approval Date” means the date upon which the final execution of this agreement and, if necessary, a relocation agreement takes place; and after which a qualified business has been approved by the subzone administrator.

C.    “Business Subsidy” means tax exemptions or tax credits available to a qualified business located in a job zone, and or a state or local government agency grant, contribution of personal property, real property, infrastructure, the principal amount of a loan at rates below those commercially available to the recipient, any reduction or deferral of any tax or any fee, any guarantee of any payment under any loan, lease, or other obligation, or any preferential use of government facilities given to a business, and as defined by the Business Subsidy statute.

D.    “Business Subsidy Report” means the annual report required to comply with M.S. § 1161.994 Subd. 7. (b).

E.     “DEED” means Minnesota Department of Employment and Economic Development.

F.     “Job Zone Term” shall mean stated period of time stated in Section II. G. of this agreement.

G.    “JOBZ” means Job Opportunity Building Zone as defined in M.S. § 469.310.

H.    “Local Government Unit” means a statutory or home rule charter city, county, town, iron range resources and rehabilitation agency, regional development commission, or federally designated economic development district.

I.      “Operation Start Date” shall mean the date on which the qualifying business is staffed and running its business operations in the Subzone.

J.     “Person” includes an individual, corporation, partnership, Limited Liability Company, association, or any other entity.

K.    “Property” means the parcel or parcels located within a subzone, as modified, on which the qualified business will be operating, that excludes any building footprint of a business operating in a subzone prior to January 1, 2004; and as identified in Exhibit A.

L.     “Qualified Business” means a person that carries on a trade or business at a place of business located within a Job Opportunity Building Zone as referenced in M.S. § 469.310 Subd. 11; and complies with the reporting requirements specified by M.S. § 469.313 Subd. 2. (5); and shall comply with the criteria in Section II.C. of this agreement; and shall also mean “Recipient” mean any business entity that receives a business subsidy as defined by M.S. § 116J.993, and that has signed a Business Subsidy Agreement with a designated subzone administrator. A qualified business shall not include a retail, low-wage service, agricultural production business, or provide less than the minimum wages provided in section IV.D.4. of this agreement.

M.   “Relocation Agreement” means a binding written agreement between a relocating qualified business and the commissioner of DEED pledging that the qualified business will increase full-time employment in the first year of operation within the job opportunity building zone by a minimum of five jobs or 20 percent, whichever is greater, measured relative to the operations that were relocated and maintains the required level of employment for each year the zone designation applies, and provides for repayment of all tax benefits if these requirements are not met.

N.    “Subzone” means the parcel or parcel of land designated by the Commissioner of Employment and Economic Development within a Job Opportunity Building Zone within the boundaries of Fergus Falls to receive certain tax credits and exemptions specified under M.S. § 469.310-469.320.

O.    “Subzone Administrator” means the representative designated by the Local Governmental Unit to administer the subzone and shall also mean “Grantor” as defined by the business subsidy statute M.S. § 116J.993 Subd. 4.

P.     “Zone” means a Job Opportunity Building Zone or an Agricultural Processing Facility Zone designated by the commissioner of Employment and Economic Development under M.S. § 469.314.

IV.           BUSINESS SUBSIDY REQUIREMENTS

Whereas, compliance with provisions of the Minnesota business subsidy statutes (M.S. §116J.993 -116J.995) require the following, the parties agree that:

A.    The Job Opportunity Building Zone business subsidy shall include all tax exemptions, job credits or other business subsidies provided from the Approval Date until the last date of the Job Zone Term, including but not limited to:

(1)           Exemption from individual income taxes as provided under M.S. § 469.316; and

(2)           Exemption from corporate franchise taxes as provided under M.S. § 469.317; and

(3)           Exemption from the state sales and use tax and any local sales and use taxes on qualifying purchases as provided in M.S. § 297A.68, subdivision 37; and

(4)           Exemption from the state sales tax on motor vehicles and any local sales tax on motor vehicles as provided under M.S. § 297B.03; and

(5)           Exemption from the property tax as provided in M.S. § 272.02, subdivision 64; and

(6)           Exemption from the wind energy production tax under M.S. § 272.029, subdivision 7; and

(7)           The jobs credit allowed under M.S. § 469.318.

B.    Other business subsidies provided to the qualified business, as described in the Business Subsidy statute at M.S. § 116J.993 -116J.995, shall be identified, including the amounts and type of subsidy provided, specifically:

A loan provided by Otter Tail County in the aggregate principal amount of $5,000,000 from the proceeds of the County’s General Obligation Tax Abatement Bonds.

C.    The public purpose(s) for the Job Opportunity Building Zone business subsidy agreed to by the Parties shall include, but not be limited to:

(1)   The enhancement of economic diversity

(2)   The creation of high quality job growth

(3)   Stabilizing the community

D.    The measurable, specific, and tangible goals for the job zone subsidy shall include:

(1)   The qualified business shall create new FTE jobs. The number of FTE jobs will equal or exceed 33. The Qualified Business must create at least 33 FTE jobs within two years of the Approval Date.

(2)   The Qualified Business shall maintain the FTE jobs (equaling or exceeding 33) during the Job Zone Term and within the subzone boundary.

(3)   The qualified business shall provide a specific wage and benefit floor for the wages and benefits to be paid to the newly created FTE jobs that on an annualized basis is equal to at least 110 percent of the federal poverty level for a family of four. At the time of this Agreement that equals $10.58, but this is subject to change annually, on July 1 of each year. The wage and benefit floor for each new FTE job must be adjusted each year if necessary to maintain the annualized basis for the wage and benefit floor. The wage and benefit floor and its annual adjustment apply to each employee located in the subzone.

(4)   Notwithstanding M.S. § 116J.994 Subd.4 (3) wage and benefit and job goals for job zone business subsidy recipients shall not be set at zero.

E.     A properly noticed public hearing shall be held by the subzone administrator as provided by M.S. § 116J.994. The purpose of the hearing is to define the criteria that a qualified business must meet in order to be eligible to receive a Job Opportunities Building Zone business subsidy. The hearing may also specify the public purpose(s) that shall be achieved and the measurable, specific, and tangible goals committed to by the qualified business. A business subsidy may not be granted until the subzone administrator has adopted criteria as required by M.S. § 116J.994 Subd. 2. A copy of the criteria shall be submitted to the Department of

Employment and Economic Development along with the first annual report. As provided by M.S. § 116J.994, Subd. 5., a public notice shall be published in print and if possible, on the internet, at least 10 days prior to the hearing, identifying the location, date time and place of the hearing; and providing information about the business subsidy proposed, including a summary of the terms of the subsidy.

F.     The Qualified Business, who will receive tax benefits under the JOBZ law, is required to repay those tax benefits if:

•	The Qualified Business ceases to operate in the JOBZ Subzone;
•	The Qualified Business is no longer a qualifying business;
•	The Qualified Business fails to execute a Relocation Agreement with DEED, if applicable;
•

The Qualified Business does not increase full time employment by at least 33 FTE jobs in the first two years following the Approval Date of this Agreement or first year following the Approval Date of this Agreement for a Relocation;

•	The Qualified Business does not maintain the above-stated increase in full-time employment during the Job Zone Term (see Section II.G);
•

The Qualified Business does not pay the required specific wage and benefit floor to all newly created FTE jobs that on an annualized basis is equal to at least 110 percent of the federal poverty level for a family of four;

•	Fails to meet goals specified in the Business Subsidy Agreement with the City.

A Qualified Business must repay the amount of the total tax reduction listed in section 469.315, and any refund under section 469.318 in excess of tax liability, received during the two years immediately before it ceased to operate in the subzone.

The repayment must be paid to the state to the extent it represents a state tax reduction and to the county to the extent it represents a property tax reduction. Any amount repaid to the county for the property tax exemption must be distributed to the local governments with authority to levy taxes in the zone in the same manner provided for distribution of payment of delinquent property taxes. Any repayment of local sales taxes must be repaid to the city or count imposing the local sales tax.

For the repayment of taxes imposed under chapter 290 or 297A or local taxes collected pursuant to section 297A.99, a business must file an amended return with the Commissioner of Revenue and pay any taxes required to be repaid within 30 days after ceasing to do business in the subzone. The amount required to be repaid is determined by calculating the tax for the period or periods for which repayment is required without regard to the exemptions and credits allowed under section 469.315.  The provisions of chapters 270 and 289A relating to the Commissioner of Revenue’s authority to audit, assess, and collect the tax and to hear appeals are applicable to the repayment required. The Commissioner of Revenue may impose civil penalties as provided in chapter 289A, and the additional tax and penalties are subject to interest at the rate provided in section 270.75, from 30 days after ceasing to do business in the subzone until the date the tax is paid. The Commissioner of Revenue may assess the repayment of taxes any time within two years after the business ceases to operate in the subzone, or within any period of limitations for the assessment of tax under section 289A.38, whichever period is later.

For the repayment of taxes imposed under chapter 297B, a business must pay any taxes required to be repaid to the motor vehicle registrar, as agent for the Commissioner of Revenue, within 30 days after ceasing to do business in the zone. The provisions of chapters 270 and 289A relating to the Commissioner of Revenue’s authority to audit, assess, and collect the tax and to hear appeals are applicable to the repayment required. The Commissioner of Revenue may impose civil penalties as provided in chapter 289A, and the additional tax and penalties are subject to interest at the rate provided in section 270.75, from 30 days after ceasing to do business in the subzone until the date the tax is paid.  The Commissioner of Revenue may assess the repayment of taxes any time within two years after the business ceases to operate in the subzone, or within any period of limitations for the assessment of tax under section 289A.38, whichever period is later.

For the repayment of property taxes, the county auditor shall prepare a tax statement for the business, applying the applicable tax extension rates for each payable year and provide a copy to the business. The business must pay the taxes to the county treasurer within 30 days after receipt of the tax statement. The taxpayer may appeal the valuation and determination of the property tax to the Tax Court within 30 days after receipt of the tax statement.  If a property tax is not repaid the county treasurer shall add the amount required to be repaid to the property taxes assessed against the property for payment in the year following the year in which the treasurer discovers that the business ceased to operate in the subzone.

For determining the tax required to be repaid, a tax reduction is deemed to have been received on the date that the tax would have been due if the taxpayer had not been entitled to the exemption or on the date a refund was issued for a refundable tax credit.

The Commissioner of Revenue may waive all or part of a repayment, if the Commissioner of Revenue, in consultation with the Commissioner of DEED and appropriate officials from the local government officials in which the Qualified Business is located, determines that requiring repayment of the tax is not in the best interest of the state or the local government units and the business ceased operating as a result of circumstances beyond its control, including, but not limited to:

(1)      a natural disaster;

(2)      unforeseen industry trends; or

(3)      loss of a major supplier or customer.

A recipient that fails to meet the terms of a subsidy agreement may not receive a business subsidy from any grantor for a period of five years from the date of failure or until a recipient satisfies its repayment obligation under this section, whichever occurs first.

G.    Where M.S. § 469.319 subd. 6 is inconsistent with section 116J.994 subdivision 3, paragraph (e), or 6, or any other provisions of sections 116J.993-116J.995, M.S. § 469.319 prevails.

H.    Otter Tail County is responsible for monitoring compliance of the Business Subsidy statute at M.S. § 116J.993 - 116J.995 as it relates to Section IV.B. of this Agreement.

I.      A commitment to continue operations in the jurisdiction where the subsidy is used for the duration of the job zone term.

J.     The Qualified Business agrees to furnish to the subzone administrator, on or before March 1 in each year, an annual business subsidy report required in M.S. § 116J.994, Subd. 7., on a form developed and made available by DEED.

K.    The Qualified Business agrees not to compete with or displace local businesses currently operating within the subzone community.

L.     The Local Government Unit will provide the qualified business with all of the local tax benefits and property tax benefits permitted under M.S. § 469.315.

M.   The Qualified Business receiving tax exemptions provided under M.S. 297A.68, subdivision 37(b) and (c) and (d) agrees to comply with prevailing wages requirements under M.S. 116J.871.

N.    The Qualified Business is encouraged to list new job opportunities in the Minnesota Job Bank by contacting the MN Job Bank Help Desk at 651-296-8400, or go directly to the MN Job Bank at www.mnworks.org.

This agreement shall be binding upon any successors or assignees of the parties.

IN WITNESS WHEREOF, the subzone administrator and the qualified business have acknowledged their assent to this agreement and agree to be bound by its terms through the signatures entered below:

QUALIFIED BUSINESS: I have read and I agree to all of the above provisions of this agreement; Byland through the Representative of the Otter Tail Ag Enterprises, LLC		SUBZONE ADMINISTRATOR: I have read and I agree to all of the above provisions of this agreement; By and through the Representatives of the City of Fergus Falls:

By	/s/ Jerry Larson	By	/s/ Russell Q. Anderson
Russell Q. Anderson
Title	President	Title	Mayor

Date	12-28-06	Date	01-02-07

		By	/s/ Mark Sievert
Mark Sievert

		Title	City Administrator

		Date	01-02-07